Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

C-COR.net Corp.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-43592) of C-COR.net Corp. of our report dated July 3, 2003, with respect to the statement of net assets available for benefits of the Worldbridge Broadband Services 401(k) Plan as of December 31, 2002, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2003 annual report on Form 11-K of the Worldbridge Broadband Services 401(k) Plan.

/s/ KPMG LLP
Harrisburg, Pennsylvania
June 24, 2004